Exhibit 5.7

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM
OFFICE ADDRESS	Forum Fred. Roeskestraat 100 1076 ED AMSTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To:

Trinseo Materials Operating S.C.A.

9A, rue Gabriel Lippmann

L-5365 Munsbach

Luxembourg

Trinseo Materials Finance, Inc.

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

United States

RE	Dutch law legal opinion – offer to exchange USD 1,325,000,000 in principal amount of new 8.750% senior secured notes due 2019 for USD 1,325,000,000 in principal amount of outstanding 8.750% senior secured notes due 2019

REFERENCE	14505618-v13

Amsterdam, 23 December 2013

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to Styron Holding B.V. and Styron Netherlands B.V. We render this opinion regarding the transactions contemplated by the Opinion Documents (as defined below).

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Articles means the articles of association listed in paragraph 1.2 (Constitutional documents) of Schedule 2 (Reviewed documents).

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM   •   ARNHEM   •   BRUSSELS   •   EINDHOVEN   •   LUXEMBOURG   •   ROTTERDAM   •   ARUBA CURACAO   •   DUBAI   •   GENEVA   •   HONG KONG   •   LONDON   •   NEW YORK   •   PARIS   •   SINGAPORE   •   TOKYO   •   ZURICH

1/10

Board Resolutions means the documents listed in paragraph 1.3 (Board resolutions) of Schedule 2 (Reviewed documents).

Companies means the companies listed in Schedule 1 (Opinion parties).

Deeds of Incorporation means the deeds of incorporation listed in paragraph 1.2 (Constitutional documents) of Schedule 2 (Reviewed documents).

Excerpts means the documents listed in paragraph 1.1 (Excerpts) of Schedule 2 (Reviewed documents).

Exchange Notes means the 8.750% senior secured notes due 2019 in a principal amount of up to USD 1,325,000,000 issued by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. on or about the date of this opinion letter in exchange for the Existing Notes.

Existing Notes means the 8.750% senior secured notes due 2019 in a principal amount of up to USD 1,325,000,000 issued by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. on 29 January 2013.

Indenture means the New York law indenture in relation to the Notes, by and among, inter alios, the Companies as guarantors, Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. as issuers and Wilmington Trust, National Association, as trustee and collateral agent, originally dated 29 January 2013 and amended and/or supplemented from time to time and for the last time on 3 December 2013.

Notes means, collectively, the Existing Notes and the Exchange Notes.

Opinion Documents means the Registration Statement and the Indenture.

Registration means the registration of the Exchange Notes with the SEC (as defined below) under the Securities Act.

Registration Statement means the registration statement on Form S-4, filed on behalf of, inter alios, the Companies with the SEC in connection with the exchange offer in respect of the Existing Notes as amended on 6 December 2013.

Relevant Date means the date of the Board Resolutions, the date of the Opinion Documents and the date of this opinion letter.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register means the trade register of the Chambers of Commerce in the Netherlands.

2/10

Works Council Document means the document listed in paragraph 1.4 (Works council document) of Schedule 2 (Reviewed documents).

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon an electronically transmitted copy of the executed Opinion Documents and electronically transmitted copies of the documents listed in paragraph 1 (Organisational Documents) of Schedule 2 (Reviewed documents).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpts;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court of Zeeland-West-Brabant, the Netherlands, confirming that the Companies are not listed in the relevant insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Companies are not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Companies are not listed on such annexes.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms the “Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in

3/10

connection with this opinion letter, except as expressly stated in this opinion letter. We do not express any opinion on the validity or enforceability of the Opinion Documents or the Notes.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	In relying on this opinion letter, each addressee agrees that only Loyens & Loeff N.V. shall have any liability in connection with this opinion letter.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

Each Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2	Corporate power

Each Company has the corporate power to execute the Opinion Documents and to perform its obligations thereunder.

5.3	Due authorisation

The execution by the Companies of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Companies.

5.4	Due execution

The Opinion Documents have been duly executed by the Companies.

4/10

5.5	No conflict with Articles

The execution by the Companies of the Opinion Documents and the performance by the Companies of their obligations thereunder do not conflict with or result in a violation of their Articles which would affect the validity or enforceability of the Opinion Documents.

6	ADDRESSEES

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2	This opinion letter is rendered to you in connection with the filing of the Registration Statement in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly advise recipients regarding opinion of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent development affecting such opinions.

6.3	We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of the rules and regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Loyens & Loeff N.V.

5/10

Schedule 1

OPINION PARTIES

(1)	Styron Holding B.V., registered with the Trade Register under number 20164469 (Styron Holding).

(2)	Styron Netherlands B.V., registered with the Trade Register under number 20162359 (Styron Netherlands).

6/10

Schedule 2

REVIEWED DOCUMENTS

1	ORGANISATIONAL DOCUMENTS

1.1	Excerpts

1.1.1	An excerpt of the registration of Styron Holding in the Trade Register dated 17 September 2013.

1.1.2	An excerpt of the registration of Styron Netherlands in the Trade Register dated 17 September 2013.

1.2	Constitutional documents

1.2.1	The deed of incorporation of Styron Holding dated 21 December 2009.

1.2.1	The articles of association of Styron Holding dated 8 January 2013.

1.2.2	The deed of incorporation of Styron Netherlands dated 13 November 2009.

1.2.3	The articles of association of Styron Netherlands dated 2 July 2010.

1.3	Board resolutions

1.3.1	The resolution of the board of managing directors of Styron Holding dated 19 September 2013.

1.3.2	The resolution of the board of managing directors of Styron Holding dated 11 November 2013.

1.3.3	The resolution of the board of managing directors of Styron Netherlands dated 19 September 2013.

1.3.4	The resolution of the board of managing directors of Styron Holding dated 11 November 2013.

1.4	Works council document

  The positive advice of the works council of Styron Netherlands dated 29 January 2013.

7/10

Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Excerpts is true, accurate and complete on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

2	Incorporation, existence and corporate power

2.1	Each Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of such Deed of Incorporation) for which a court might dissolve the relevant Company.

2.2	No Company has been dissolved (ontbonden), merged (gefuseerd) involving a Company as disappearing entity, demerged (gesplitst), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts and the Checks).

2.3	The Articles are the articles of association (statuten) of the relevant Company in force on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts).

3	Corporate authorisations

3.1	The Board Resolutions (a) correctly reflect the resolutions made by the relevant board of managing directors of the Companies in respect of the transactions contemplated by the Opinion Documents, (b) have been made with due observance of the relevant Articles and any applicable by-laws and (c) remain in full force and effect.

8/10

3.2	No member of the board of managing directors of a Company has a direct or indirect personal interest which conflicts with the interest of such Company or its business in respect of the entering into the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolutions).

3.3	The general meeting of each Company has not subjected any resolutions of the board of managing directors of the relevant Company to its approval pursuant to its Articles (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the relevant Board Resolutions).

3.4	The relevant Board Resolution does not conflict with any general guidelines given by the general meeting of the relevant Company to the board of managing directors of relevant Company in respect of the relevant Company’s policy (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the relevant Board Resolution).

3.5	Styron Holding has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents.

3.6	The Works Council Document correctly reflects the advice rendered by the works council (ondernemingsraad) of Styron Netherlands and that in obtaining such advice from the works council, all requirements under the Act on the works councils (Wet op de ondernemingsraden) have been observed.

9/10

Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), reorganisation, and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Enforceability

A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

10/10